Exhibit 99.2

Trans World Entertainment’s (TWMC) on Q4 and Annual 2015 Results - Earnings Call

Transcript

Mar. 3, 2016 10:00 AM ET

Operator

Greetings, and welcome to Trans World Entertainment Corporation fourth quarter and annual conference call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

It is now my pleasure to turn the call over to your host, Mr. Mike Feurer, Chief Executive Officer of Trans World Entertainment. Thank you. You may begin.

Mike Feurer

Thanks, Rob. Good morning. Thank you for joining us as we discuss our fourth quarter and annual results. On the call with me today are John Anderson, our Chief Financial Officer and Scott Hoffman, our Chief Merchandising Officer. Before John reviews our financial results, I’d like to provide highlights from this past year.

We are pleased with the progress made in 2015, improvements in our merchandise assortment and presentation helped us deliver flat comp sales and historically high gross margins. We emerged from 2015 with confidence in our path as we continue to make progress in our evolution to become the leading entertainment and pop culture centric experience in the marketplace.

We made investments throughout the year in merchandising infrastructure, organization and technology to support future growth and improve our store productivity. These investments included the chain wide rollout of new marketplace fixtures to support the shift in our merchandise assortment and technology enhancements to improve analytics and increase efficiencies.

In addition, we invested in a new store format. We opened six new stores and remodeled four stores under this new format. We’re encouraged by the performance of these new stores and remodels. These stores further capitalize on our unique and wide ranging demographic, the strength of our sales team, our longstanding credibility in the entertainment space and the loyalty of our customers. At the same time, we continue to better manage our investment in inventory, including reducing inventory per square foot to $69 versus $70 per square foot at the end of 2014 and $74 per square foot at the end of fiscal 2013.

Now, John will take you through financial highlights for the fourth quarter and fiscal year.

John Anderson

Thanks, Mike. Good morning, everyone. For the fourth quarter, our net income was $9.9 million or $0.32 per diluted share as compared to net income of $11.8 million or $0.37 per diluted share in the fourth quarter of 2014. Our comp store sales were flat for the quarter. Total sales were $121.3 million, a decrease of 4% compared to last year, in line with the reduction in store count. Our gross margin rate for the quarter increased 120 basis points to 37.9% of sales from 36.7% last year, driven by increases in the majority of our merchandising categories and the contribution shift to the higher margin trend category.

SG&A expenses were $34.3 million, an increase of 3.6% from last year’s fourth quarter. SG&A expenses, as a percent of sales, were 28.2% as compared to 26% for the same period last year. The increase in SG&A expenses for the quarter was due to higher annual employee incentives. EBITDA for the quarter was $11.7 million as compared to $13.5 million last year. Net interest expense was $332,000 in the quarter versus $452,000 last year.

Now, let me touch on our annual results. For fiscal 2015, our net income increased 51% to $2.7 million or $0.09 per diluted share compared to $1.8 million or $0.06 per diluted share for fiscal 2014. As previously reported, operating results included a one-time reimbursement of expenses incurred in prior years related to a legal settlement of $1.4 million recorded in the second quarter.

For fiscal 2015, comparable store sales were down 0.7% compared to fiscal 2014. Total sales for fiscal 2015 decreased 6.6% to $334.6 million from $358.5 million for fiscal 2014. Our gross margin rate for the year increased 110 basis points to 39% of sales from 37.9% last year. Annual SG&A expenses were $121.3 million, a reduction of 5.4% from the prior year. SG&A expenses as a percent of sales were 36.3% as compared to 35.8% last year.

For fiscal 2015, EBITDA improved 20% to $9.2 million as compared to $7.7 million last year. Net interest expense was $1.7 million for the year compared to $1.9 million last year.

Year-over-year, we have lowered our inventory by $6 million and finished the quarter with a $120 million in inventory, 5% below last year’s $126 million. Inventory per square foot was $69 at the end of the year as compared to $70 per square foot last year.

We ended the year with $104 million in cash compared to $119 million last year. As Mike highlighted, we continue invest in the business to support our strategic initiatives. We have made investments in new and remodeled stores, the chain-wide rollout of new marketplace fixtures and technology enhancements, including the chain-wide roll-off of a new point of sales system and traffic counters.

During the fourth quarter, the company repurchased approximately 122,000 shares of common stock, have an average price of $3.58 per share. Since the inception of the program, the company has repurchased approximately 1.9 million shares of common stock at an average price of $3.82 per share. The company has approximately $14.8 million available for purchase under its repurchase program.

We ended the year with 299 stores and 1.7 million square feet in operation versus last year’s 310 stores and 1.8 million square feet.

Now, Scott will take you through our merchandize sales highlights.

Scott Hoffman

Thanks, John. Good morning. I will now review our results by category. Despite the material declines in the media categories, our comparable sales for Q4 were flat versus last year and represents the third consecutive quarter with flat comp sales. For the year, comparable store sales declined 0.7%.

In our trend category, comp sales increased 39% for the quarter. We continue to take advantage of opportunities to strengthen our assortment, shift our inventory mix and improve our product presentation and value proposition. Sales in our trend category continued to be driven by both hardline and softline goods. Trend represented 29% of our business for the quarter compared to 20% last year. For the year, comp sales for trend increased 40%. Trend represented 22% of our business for the year compared to 15% last year.

For the quarter, electronics comp sales increased 20% driven by expansions in our assortment and improved presentation. Electronics represented 13% of our business for the quarter compared to 11% last year. For the year, comp sales for electronics increased 13%. Electronics represented a 11% of our business for the year compared to 10% last year.

Video comp sales declined 16% for the quarter. Video represented 33% of our business during the quarter compared to 40% last year. As discussed on the last call, we continue to see industry-wide declines in physical video due to non-physical options and we are adjusting our inventory position accordingly. For the year, comp sales for video declined 11%. Video represented 40% of our business during the year compared to 44% last year.

Music comp sales declined 6% for the quarter. Within the music category, we are seeing growth in vinyl which is helping to offset declines in CDs. The music category represented 22% of our business for the quarter compared to 24% last year. For the year, comp sales for music declined 6%, and represented 25% of our business for the year compared to 27% last year.

Video game comp sales were down 52% for the quarter Video game sales represented 2% of our business for the quarter compared to 4% last year. We continue to shift our inventory investments and space allocation away from games to our higher margin growth categories. Game sales represented 2% of our business for the year compared to 4% last year. Our fourth quarter sales results highlight our opportunity and I continue to be encouraged about our direction.

Now I’ll turn it back over to Mike.

Mike Feurer

Thank you, Scott. While there’s still work to be done, our results validate we are successfully leveraging our heritage, industry relationships and hard-earned credibility with our customers to achieve our vision. We are utilizing our financial strength to improve the customer experience by making investments in people, process, technology and strategic partnerships. In addition, we are evolving our merchandise assortment and presentation and providing customer service guided by an approach to engage every customer with gratitude, humility and respect. We’re encouraged by the progress we’ve made and look to capitalize on the momentum we’ve generated.

For 2016, we will continue to build upon the following priorities to deliver our vision of becoming the most compelling entertainment and pop culture centric engagement in the marketplace: by champion a culture of innovation, experimentation and driving the business, further engage complimentary world-class talents to capitalize on strategic opportunities, evolve the brand customer experience, evolve and deploy the economical repeatable omnichannel model for the future, modernize our technological capability, and engage dynamic alliances and collaborations required to unlock our full potential.

Further, after careful consideration, the Board of Directors has decided to continue the company’s current buyback program, including block purchases when available and appropriate. In addition, the company intends to continue to utilize its financial position to accelerate growth and profitability. As it has in the past, the board will continue to review and evaluate alternatives to maximize shareholder value.

Now I’d like to open the call to questions.

Question-and-Answer Session

Operator

Thank you. [Operator Instructions] Our first question is from William Meyers with Miller Asset Management. Please proceed with your question.

William Meyers

Hi, congratulations on the quarter. I noticed your - I think you said trend was 29% of business and electronics was 13% of business. So you’re approaching those two categories being half your business, should we be thinking about your stores differently not just as or not primarily as sellers of physical music and video media, are they really changing into something else at this point?

Mike Feurer

Hi William, how are you? Thanks for the question. I think that’s a great way to think about it, we’re evolving from a company that was a destination for commodity product and we’re leveraging 40 years of tremendous opportunity in the entertainment space now into a more lifestyle oriented experience.

William Meyers

Well, let me follow up with a couple of specifics, you said vinyl was growing, is it a significant percentage of your music sales at this point or is it growing still of a very small base?

John Anderson

It’s still a pretty small percent of our overall sales; it’s about 2% at this point.

Mike Feurer

It is interesting in line with your overall question about the experience and what that tends to also bring to the store in regards to credibility. Credibility is something that we’ve worked very hard for with our customers and within the industry with our vendor partners and that’s what’s allowing us to have success that we’re having on this path.

William Meyers

And would I be right was going to calculate it here but I didn’t quite get to it, are your sales per store up year-over-year, would that be correct?

John Anderson

Yeah, on a per square foot basis both the sales and GP are up year-over-year.

William Meyers

Would that be primarily from closing underperforming stores or is there some other story there?

John Anderson

There is the closing of underperforming stores but also there is the shrinking of our overall square footage driving us to more productivity out of our current stores.

Mike Feurer

I would like to thank you for your time today and we look forward to talking to you about our first quarter 2016 results on May 19th. Thank you everyone.